Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $2.88 AND INCREASES THE QUARTERLY DIVIDEND TO $0.55 PER COMMON SHARE

NEW YORK, October 17, 2013 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $6.72 billion and net earnings of $1.52 billion for the third quarter ended September 30, 2013. Diluted earnings per common share were $2.88 compared with $2.85 for the third quarter of 2012 and $3.70 for the second quarter of 2013. Annualized return on average common shareholders’ equity (ROE) (1) was 8.1% for the third quarter of 2013 and 10.4% for the first nine months of 2013.

Highlights

•	Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2)

•	The firm ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date. (2)

•	Assets under supervision (3) increased to a record $991 billion, with net inflows in long-term assets under supervision (3) of $16 billion during the quarter.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $175 billion (5) as of September 30, 2013. In addition, the firm’s Tier 1 capital ratio (6) was 16.3% (5) and the firm’s Tier 1 common ratio (6) was 14.2% (5) as of September 30, 2013, in each case under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013.

“The third quarter’s results reflected a period of slow client activity,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Still, we saw various signs that our clients are prepared to act on significant transactions and we believe that the firm is well positioned to help our clients accomplish their objectives. As longer term U.S. budget issues are resolved, we could see an improvement in corporate and investor sentiment that would help lay the basis for a more sustained recovery.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.17 billion, essentially unchanged compared with the third quarter of 2012 and 25% lower than the second quarter of 2013. Net revenues in Financial Advisory were $423 million, 17% lower than the third quarter of 2012, reflecting a decrease in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $743 million, 13% higher than the third quarter of 2012. This increase reflected significantly higher net revenues in equity underwriting, primarily due to higher net revenues from initial public offerings. Net revenues in debt underwriting were essentially unchanged compared with the third quarter of 2012. The firm’s investment banking transaction backlog increased significantly compared with the end of the second quarter of 2013. (7)

Institutional Client Services

Net revenues in Institutional Client Services were $2.86 billion, 32% lower than the third quarter of 2012 and 34% lower than the second quarter of 2013.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.25 billion, 44% lower than the third quarter of 2012, reflecting significantly lower net revenues in mortgages and interest rate products, as well as in currencies. In addition, net revenues in credit products were lower, while net revenues in commodities were higher compared with the third quarter of 2012. During the third quarter of 2013, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment, which was characterized by economic uncertainty, difficult market-making conditions in certain businesses and lower levels of activity.

Net revenues in Equities were $1.62 billion, 18% lower than the third quarter of 2012, primarily due to the sale of the firm’s Americas reinsurance business (8). Net revenues in equities client execution (excluding net revenues from the firm’s Americas reinsurance business) and commissions and fees were both essentially unchanged compared with the third quarter of 2012. In addition, securities services net revenues were lower compared with the third quarter of 2012, primarily due to the sale of the firm’s hedge fund administration business in 2012. Although global equity prices increased during the quarter, Equities operated in an environment characterized by lower levels of activity and volatility.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $72 million ($47 million and $25 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2013, compared with a net loss of $370 million ($225 million and $145 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2012.

Investing & Lending

Net revenues in Investing & Lending were $1.48 billion for the third quarter of 2013. Results for the third quarter of 2013 included net gains of $938 million from investments in equities, primarily in private equities, driven by strong corporate performance and company-specific events. In addition, Investing & Lending net revenues included net interest income and net gains of $300 million from debt securities and loans, and other net revenues of $237 million related to the firm’s consolidated investments.

Investment Management

Net revenues in Investment Management were $1.22 billion, 2% higher than the third quarter of 2012 and 9% lower than the second quarter of 2013. The increase in net revenues compared with the third quarter of 2012 reflected higher management and other fees, primarily due to higher average assets under supervision and favorable changes in the mix of assets under supervision, partially offset by lower transaction revenues. During the quarter, total assets under supervision (3) increased $36 billion to $991 billion. Long-term assets under supervision (3) increased $35 billion, reflecting market appreciation of $19 billion, primarily in equity assets, and net inflows of $16 billion, primarily in fixed income assets. In addition, liquidity products (3) increased $1 billion.

Expenses

Operating expenses were $4.56 billion, 25% lower than the third quarter of 2012 and 24% lower than the second quarter of 2013.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $2.38 billion for the third quarter of 2013, 35% lower than the third quarter of 2012. The ratio of compensation and benefits to net revenues for the first nine months of 2013 was 41.0%, compared with 43.0% for the first six months of 2013 and 44.0% for the first nine months of 2012. Total staff (9) increased 3% compared with the end of the second quarter of 2013.

Non-Compensation Expenses

Non-compensation expenses were $2.17 billion, 9% lower than the third quarter of 2012 and 4% lower than the second quarter of 2013. The decrease compared with the third quarter of 2012 included a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business, and lower depreciation and amortization expense, primarily reflecting lower expenses related to consolidated investments. These decreases were partially offset by increased net provisions for litigation and regulatory proceedings and higher brokerage, clearing, exchange and distribution fees. The third quarter of 2013 included net provisions for litigation and regulatory proceedings of $142 million.

Provision for Taxes

The effective income tax rate for the first nine months of 2013 was 30.3%, essentially unchanged compared with 30.4% for the first half of 2013.

Capital

As of September 30, 2013, total capital was $245.70 billion, consisting of $77.62 billion in total shareholders’ equity (common shareholders’ equity of $70.42 billion and preferred stock of $7.20 billion) and $168.08 billion in unsecured long-term borrowings. Book value per common share was $153.58 and tangible book value per common share (10) was $143.86, both approximately 2% higher compared with the end of the second quarter of 2013. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 458.5 million as of September 30, 2013.

During the quarter, the firm repurchased 10.2 million shares of its common stock at an average cost per share of $161.59, for a total cost of $1.65 billion. The remaining share authorization under the firm’s existing repurchase program is 65.7 million shares. (11)

On October 1, 2013, Berkshire Hathaway Inc. and certain of its subsidiaries (collectively, Berkshire Hathaway) exercised in full their warrant to purchase shares of the firm’s common stock. The warrant agreement required net share settlement and the firm delivered 13.1 million shares of common stock to Berkshire Hathaway on October 4, 2013. The impact to both the firm’s book value per common share and tangible book value per common share was a reduction of approximately 3% in October.

Under the regulatory capital requirements currently applicable to bank holding companies, the firm’s Tier 1 capital ratio (6) was 16.3% (5) and the firm’s Tier 1 common ratio (6) was 14.2% (5) as of September 30, 2013, up from 15.6% and 13.5%, respectively, as of June 30, 2013 (in each case under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013).

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (GCE) (4) was $175 billion (5) as of September 30, 2013 and averaged $187 billion (5) for the third quarter of 2013, compared with an average of $180 billion for the second quarter of 2013.

•	Total assets were $923 billion (5) as of September 30, 2013, compared with $938 billion as of June 30, 2013.

•	Level 3 assets were $42 billion (5) as of September 30, 2013, compared with $43 billion as of June 30, 2013, and represented 4.5% of total assets.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. increased the firm’s quarterly dividend to $0.55 per common share from $0.50 per common share. The dividend will be paid on December 30, 2013 to common shareholders of record on December 2, 2013. The firm also declared dividends of $239.58, $387.50, $255.56, $255.56, $371.88 and $343.75 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on November 12, 2013 to preferred shareholders of record on October 28, 2013. In addition, the firm declared dividends of $1,000.00 per each share of Series E Preferred Stock and Series F Preferred Stock, to be paid on December 2, 2013 to preferred shareholders of record on November 17, 2013.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 32039597, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Investment Banking
Financial Advisory	$423	$486	$509	(13)%	(17)%

Equity underwriting	276	371	189	(26)	46
Debt underwriting	467	695	466	(33)	—

Total Underwriting	743	1,066	655	(30)	13

Total Investment Banking	1,166	1,552	1,164	(25)	—

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,247	2,463	2,224	(49)	(44)

Equities client execution (8)	549	638	847	(14)	(35)
Commissions and fees	727	836	721	(13)	1
Securities services	340	376	392	(10)	(13)

Total Equities	1,616	1,850	1,960	(13)	(18)

Total Institutional Client Services	2,863	4,313	4,184	(34)	(32)

Investing & Lending
Equity securities	938	462	923	103	2
Debt securities and loans	300	658	558	(54)	(46)
Other	237	295	323	(20)	(27)

Total Investing & Lending	1,475	1,415	1,804	4	(18)

Investment Management
Management and other fees	1,085	1,098	1,016	(1)	7
Incentive fees	71	118	82	(40)	(13)
Transaction revenues	62	116	101	(47)	(39)

Total Investment Management	1,218	1,332	1,199	(9)	2

Total net revenues	$6,722	$8,612	$8,351	(22)	(20)

	Nine Months Ended		% Change From
	September 30, 2013	September 30, 2012	September 30, 2012
Investment Banking
Financial Advisory	$1,393	$1,467	(5)%

Equity underwriting	1,037	683	52
Debt underwriting	1,856	1,371	35

Total Underwriting	2,893	2,054	41

Total Investment Banking	4,286	3,521	22

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	6,927	7,876	(12)

Equities client execution (8)	1,996	2,407	(17)
Commissions and fees	2,356	2,331	1
Securities services	1,036	1,168	(11)

Total Equities	5,388	5,906	(9)

Total Institutional Client Services	12,315	13,782	(11)

Investing & Lending
Equity securities	2,527	1,677	51
Debt securities and loans	1,524	1,365	12
Other	907	876	4

Total Investing & Lending	4,958	3,918	27

Investment Management
Management and other fees	3,243	3,038	7
Incentive fees	329	357	(8)
Transaction revenues	293	311	(6)

Total Investment Management	3,865	3,706	4

Total net revenues	$25,424	$24,927	2

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Revenues
Investment banking	$1,166	$1,552	$1,168	(25)%	—%
Investment management	1,153	1,267	1,147	(9)	1
Commissions and fees	765	873	748	(12)	2
Market making	1,364	2,692	2,650	(49)	(49)
Other principal transactions	1,434	1,402	1,802	2	(20)

Total non-interest revenues	5,882	7,786	7,515	(24)	(22)

Interest income	2,398	2,663	2,629	(10)	(9)
Interest expense	1,558	1,837	1,793	(15)	(13)

Net interest income	840	826	836	2	—

Net revenues, including net interest income	6,722	8,612	8,351	(22)	(20)

Operating expenses
Compensation and benefits	2,382	3,703	3,675	(36)	(35)

Brokerage, clearing, exchange and distribution fees	573	613	547	(7)	5
Market development	117	140	123	(16)	(5)
Communications and technology	202	182	190	11	6
Depreciation and amortization	280	266	396	5	(29)
Occupancy	205	210	217	(2)	(6)
Professional fees	211	218	205	(3)	3
Insurance reserves	—	49	153	(100)	(100)
Other expenses	585	586	547	—	7

Total non-compensation expenses	2,173	2,264	2,378	(4)	(9)

Total operating expenses	4,555	5,967	6,053	(24)	(25)

Pre-tax earnings	2,167	2,645	2,298	(18)	(6)
Provision for taxes	650	714	786	(9)	(17)

Net earnings	1,517	1,931	1,512	(21)	—

Preferred stock dividends	88	70	54	26	63

Net earnings applicable to common shareholders	$1,429	$1,861	$1,458	(23)	(2)

Earnings per common share
Basic (12)	$3.07	$3.92	$2.95	(22)%	4%
Diluted	2.88	3.70	2.85	(22)	1

Average common shares outstanding
Basic	463.4	473.2	491.2	(2)	(6)
Diluted	496.4	503.5	510.9	(1)	(3)

Selected Data
Total staff at period-end (9)	32,600	31,700	32,600	3	—

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended		% Change From
	September 30, 2013	September 30, 2012	September 30, 2012
Revenues
Investment banking	$4,286	$3,534	21%
Investment management	3,670	3,518	4
Commissions and fees	2,467	2,407	2
Market making	7,493	8,652	(13)
Other principal transactions	4,917	3,909	26

Total non-interest revenues	22,833	22,020	4

Interest income	7,669	8,517	(10)
Interest expense	5,078	5,610	(9)

Net interest income	2,591	2,907	(11)

Net revenues, including net interest income	25,424	24,927	2

Operating expenses
Compensation and benefits	10,424	10,968	(5)

Brokerage, clearing, exchange and distribution fees	1,747	1,658	5
Market development	398	369	8
Communications and technology	572	588	(3)
Depreciation and amortization	848	1,238	(32)
Occupancy	633	643	(2)
Professional fees	675	652	4
Insurance reserves	176	431	(59)
Other expenses	1,766	1,486	19

Total non-compensation expenses	6,815	7,065	(4)

Total operating expenses	17,239	18,033	(4)

Pre-tax earnings	8,185	6,894	19
Provision for taxes	2,477	2,311	7

Net earnings	5,708	4,583	25

Preferred stock dividends	230	124	85

Net earnings applicable to common shareholders	$5,478	$4,459	23

Earnings per common share
Basic (12)	$11.55	$8.85	31%
Diluted	10.89	8.57	27

Average common shares outstanding
Basic	472.7	501.1	(6)
Diluted	503.2	520.1	(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (13) $ in millions

	Three Months Ended
	September 30, 2013	June 30, 2013		September 30, 2012
Risk Categories
Interest rates	$68	$59		$73
Equity prices	30	30		21
Currency rates	17	23		12
Commodity prices	17	19		22
Diversification effect (13)	(48)	(50)		(47)

Total	$84	$81		$81

Assets Under Supervision (3) $ in billions

	As of				% Change From
	September 30, 2013	June 30, 2013		September 30, 2012	June 30, 2013	September 30, 2012
Assets under management	$878	$849		$856	3%	3%
Other client assets	113	106		95	7	19

Assets under supervision (AUS)	$991	$955		$951	4	4

Asset Class
Alternative investments	$144	$143		$154	1%	(6)%
Equity	190	173		156	10	22
Fixed income	429	412		406	4	6

Long-term AUS (3)	763	728		716	5	7

Liquidity products (3)	228	227		235	—	(3)

Total AUS	$991	$955		$951	4	4

	Three Months Ended
	September 30, 2013	June 30, 2013		September 30, 2012
Balance, beginning of period	$955	$968		$916

Net inflows / (outflows)
Alternative investments	—	(4)		8
Equity	4	1		(3)
Fixed income	12	10	(14)	9

Long-term AUS net inflows / (outflows)	16	7		14

Liquidity products	1	(9)		(1)

Total AUS net inflows / (outflows)	17	(2)		13

Net market appreciation / (depreciation)	19	(11)		22

Balance, end of period	$991	$955		$951

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013

Total shareholders’ equity	$77,551	$77,225
Preferred stock	(7,200)	(6,800)

Common shareholders’ equity	$70,351	$70,425

(2)	Thomson Reuters – January 1, 2013 through September 30, 2013.

(3)

Assets under supervision (AUS) include assets under management and other client assets. Assets under management include client assets where the firm earns a fee for managing assets on a discretionary basis. Other client assets include client assets invested with third-party managers, private bank deposits and advisory relationships where the firm earns a fee for advisory and other services, but does not have investment discretion. Long-term AUS represents AUS excluding liquidity products. Liquidity products represents money markets and bank deposit assets.

(4)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

(6)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets (RWAs). The Tier 1 common ratio equals Tier 1 common capital divided by RWAs. As of September 30, 2013, Tier 1 capital was $71.05 billion and Tier 1 common capital was $61.83 billion (Tier 1 capital less $9.22 billion of preferred stock, junior subordinated debt issued to trusts and other adjustments). The firm’s RWAs under the Board of Governors of the Federal Reserve System’s risk-based capital requirements were approximately $437 billion as of September 30, 2013, under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm, its regulators and investors use to assess capital adequacy. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

(7)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(8)

In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business. Net revenues related to reinsurance were $84 million and $297 million for the three months ended June 30, 2013 and September 30, 2012, respectively, and $317 million and $767 million for the nine months ended September 30, 2013 and September 30, 2012, respectively.

(9)	Includes employees, consultants and temporary staff.

(10)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	September 30, 2013

Total shareholders’ equity	$77,616
Preferred stock	(7,200)

Common shareholders’ equity	70,416
Goodwill and identifiable intangible assets	(4,458)

Tangible common shareholders’ equity	$65,958

(11)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(12)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.01 and $0.02 for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, and $0.04 and $0.05 for the nine months ended September 30, 2013 and September 30, 2012, respectively.

(13)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. Diversification effect equals the difference between total VaR and the sum of the VaRs for the four risk categories. For a further discussion of VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

(14)

In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business. Long-term AUS flows for the three months ended June 30, 2013 include $10 billion in assets managed by the firm related to this business. These assets were previously excluded from AUS as they were assets of a consolidated subsidiary.